Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Marblegate Capital Corporation on Form S-4 of our reports dated October 16, 2024, relating to the consolidated financial statements of DePalma Acquisition I LLC and DePalma Acquisition II LLC. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

January 16, 2025